Exhibit 99.1

FOR IMMEDIATE RELEASE: April 2, 2012

Media Contact:

Kirstie Burden, Overstock.com, Inc.

+1 (801) 947-3116

kirstie@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

OVERSTOCK.COM ANNOUNCES CLOSE OF SEC INVESTIGATION: NO ACTION

COMPANY RECEIVES CLOSURE LETTER FROM SEC

SALT LAKE CITY — Overstock.com (NASDAQ:  OSTK) announced today the SEC’s Salt Lake Regional Office notified the company by letter that it has closed its 2009 investigation of Overstock.com and it does not intend to recommend to the Commission any enforcement action against the company.

Overstock.com became aware of the investigation in September 2009 when it received a subpoena from the Salt Lake Regional Office of the SEC following Overstock.com’s disclosure of restatements of certain of its financial statements.

“Our persistent detractors made much of this investigation,” said Patrick Byrne, Overstock.com Chairman and CEO.  “We have silently shouldered this weight for two-and-a-half years with apparently no one recalling that it was only an investigation with no accusation of wrongdoing. Lost in the smoke of the relentless ‘spin’ from the hedge fund toadies was the fact that we are the ones who brought all these matters to light, we made the corrections, we fully disclosed these matters, and from the outset were confident that an investigation would not discover actionable conduct.  Thus, we are pleased with this result.”

The September 2009 subpoena covered documents related to the company’s 2006 and 2008 restatements, the company’s billings to its partners in the fourth quarter of 2008 and related collections, and the company’s accounting for and implementation of software relating to its accounting for customer refunds and credits, including offsets to partners, and related matters.

About Overstock.com

Overstock.com is a technology-based retail company offering customers a wide variety of high-quality products, at great value, with superior customer service. The company provides its customers with the opportunity to shop for bargains by offering suppliers an alternative inventory distribution channel. Headquartered in Salt Lake City, Overstock.com is a publicly traded company listed on the NASDAQ Global Market System and can be found online at http://www.overstock.com and http://www.o.co.  Overstock.com regularly posts information about the company and other related matters on its website under the heading “Investor Relations.”

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Overstock.com®, O.co®, Worldstock Fair Trade® and Club O Rewards® are registered trademarks of Overstock.com, Inc.   O.info™, Club O TM, and Club O Rewards DollarsTM and Your Savings EngineTM are trademarks of Overstock.com, Inc. All other trademarks are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding the SEC investigation. Our Form 10-K for the year ended December 31, 2011 and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates or forward-looking statements